Exhibit 10.14
CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE
BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE
APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE
BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION.
SUPPLY AGREEMENT
          AGREEMENT, made as of September 15, 2005, between ShutterFly, Inc. (“Customer”) and Fuji Photo Film U.S.A., Inc. (“Fuji”).
W I T N E S S E T H:
          WHEREAS, Fuji distributes photographic products, including minilabs and digital equipment (“Equipment”), standard grade color paper (“Paper”) and processing chemistry (“Chemistry”); and
          WHEREAS, Customer desires to purchase and Fuji desires to provide all of Customer’s in-house requirements for Paper exclusively from Fuji, and to purchase Equipment and Chemistry on the terms set forth in this agreement solely for use in Customer’s retail web-based operations for the term hereof; and
          NOW, THEREFORE, Customer and Fuji hereby agree as follows:
     1. Term; Termination.
     1.1 This agreement shall be in effect for two (2) years, commencing September 15, 2005 (the “Term”).
     1.2 This agreement may be terminated prior to expiration of the Term as follows:
          (a) Upon any of the following events either party may give notice of termination, effective immediately: (i) the other party becomes insolvent or admits its inability to pay its debts generally as they come due; (ii) any sheriff, marshall, custodian, trustee or receiver is appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of the other party’s property; (iii) a case is filed by the other party under the Bankruptcy Code or any other insolvency law; (iv) a case is filed against the other party without such party’s application or consent under the Bankruptcy Code or any other insolvency law and such case continues undismissed for 90 days; (v) the other party makes a general assignment for the benefit of creditors; or (vi) the other party is dissolved or liquidated or takes any corporate action for such purpose; or
          (b) Either party may terminate this agreement if the other shall commit a material breach of this agreement and such breach shall continue more than thirty (30) days after written notice of such breach is given to breaching party.
     2. Products; Pricing. Customer shall purchase from Fuji or its affiliates all of Customer’s in-house requirements for Paper (except where Paper is not reasonably compatible with Customer’s processor or if Fuji is not able to fulfill Customer’s requirements) consistent with the pricing terms below. Additionally, Customer may purchase Chemistry and may purchase or lease Equipment from ORIX USA Corporation (“ORIX”), at its option. Customer shall use Paper and Chemistry internally and shall not resell same. This Agreement [*]; accordingly, this Agreement [*] [*] Fuji paper.
     2.1 Customer shall purchase Paper [*] the applicable list price, and shall [*] and mailed to Customer’s billing address. The parties acknowledge that list price and [*] may change from time to time, but Customer’s [*] pricing will remain equivalent to the [*] pricing offered upon execution of this agreement.
          In exchange for Customer’s best efforts [*] on Customer’s [*], Customer shall [*] to Customer [*] and mailed to Customer’s billing address.
     2.2 [*]: (a) For optimized truckload lot size shipments of 4 inch x 1750 foot rolls of bulk Paper in production pallets of same surface from Fuji USA’s manufacturing facility to Customer’s, Redwood City, CA, there shall [*]. (b) For optimized truckload lot size shipments of full production pallets of same size and surface Paper (other than 4 inch x 1750 foot rolls) from Fuji USA’s manufacturing facility to Customer’s, Redwood City, CA, there shall [*].
          For shipments of Paper from Fuji USA’s distribution centers to Customer, there shall be no Shipping Allowance. Notwithstanding the foregoing, Paper orders of $1,000 or more shall include surface freight charges in the Billing Price. The Shipping Allowance, if earned, will be calculated on a quarterly basis and remitted to Customer within 30 days of calculation in the form of a credit issued to Customer.
     2.3 Customer shall purchase Chemistry from Fuji or its designated affiliate.
     2.4 In the case of any Equipment leased by Customer from ORIX pursuant to the Fuji/ORIX lease program, Fuji will take recourse on the Equipment leased pursuant to this agreement; however, Customer shall remain obligated to purchase Paper and Chemistry for use with such Equipment.
     2.5 Fuji shall offer Customer certain main body equipment (e.g., processors, printer-processors, scanner-printers) at [*] off then-current invoice prices.
     2.6 All payments shall be due net sixty (60) days from invoice. Freight will be prepaid by Fuji on shipments of $1,000 or more.
     3. Warranty. This agreement does not in any way expand or supersede any warranty of Fuji with respect to the quality or performance of any product, all of which warranties if any,
     [*] Confidential treatment requested

are enclosed with such products or set forth in the terms of sale that apply to such products. ANY SUCH WARRANTY (IF ANY) IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE). FUJI SHALL NOT BE LIABLE FOR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES.
     4. Arbitration. All disputes, controversies or differences which arise between the parties, out of or in relation to or in connection with this agreement, which cannot be amicably settled shall be finally settled by arbitration before an arbitrator pursuant to the rules of the American Arbitration Association. Arbitration shall be conducted in New York, New York. Arbitration may be commenced at any time by the party seeking resolution by giving written notice to the other party that such dispute has been referred to arbitration pursuant to the terms of this Section. The arbitrator shall be selected by the mutual agreement of the parties, but if the parties do not so agree within twenty (20) days after the date of the arbitration notice, the arbitrator shall be selected pursuant to the rules of the American Arbitration Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom.
     5. General.
     5.1 Except as provided herein, neither party hereto may assign its rights or delegate its obligations hereunder without the prior consent of the other party. Any such purported assignment or delegation, in the absence of such consent, will be void and without effect.
     5.2 Neither party shall be responsible or liable in any way for failure or delay in carrying out the terms of this agreement resulting from any cause or circumstances beyond its reasonable control, including but not limited to, fire, flood, war, labor difficulties, interruption of transit, accident, explosion, civil commotion, and acts of any governmental authority. No such failure or delay shall terminate this agreement, and each party shall complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay.
     5.3 The waiver, express or implied, by either party of any right hereunder will not constitute a waiver of any other right.
     5.4 All notices, consents or other communications between the parties permitted or contemplated by this agreement (other than purchase orders and similar routine operational communications) shall be by electronic facsimile, confirmed in writing as hereinafter provided, or in writing, which shall be valid and sufficient only if dispatched by a recognized overnight courier service (such as Federal Express) addressed as follows:

If to Fuji:	If to Customer:

Fuji Photo Film U.S.A., Inc.	ShutterFly, Inc.
200 Summit Lake Drive	2800 Bridge Parkway

Valhalla, New York 10595	Redwood City, CA 94065
Attn:	Attn: Andy Wood
Fax:	Fax: -650-654-1299

With a copy to:
Fuji Photo Film U.S.A., Inc.
200 Summit Lake Drive
Valhalla, New York 10595
Attn: Legal Dept.
Fax: 914-789-8514
          Such communications shall be effective upon receipt, in the case of overnight courier service, and upon transmission by electronic facsimile if confirmed as set forth above.
     5.5 The validity, construction and performance of this agreement will be governed by and interpreted in accordance with the laws of the State of New York (excluding its rules of conflict of laws).
     5.6 This agreement supersedes all prior oral and written communications between the parties hereto concerning, and constitute their sole and exclusive understanding with respect to, the subject matter hereof. This agreement may not be amended except by a writing signed by both parties hereto.
          IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this agreement to be executed by their duly authorized representatives as of the date and year first above written.

FUJI PHOTO FILM U.S.A., INC.		SHUTTERFLY, INC.

By:	/s/ Hank Hayashi	By:	/s/ Doug Galen

Name:	HANK HAYASHI	Name:	Doug Galen

Title:	PRES. IMAGING GROUP	Title:	Senior Vice President — Business

and Corporate Development

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